Exhibit 99.1
Moleculin Provides Update on Annamycin Clinical Development
HOUSTON, July 2, 2020 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) ("Moleculin" or the "Company"), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting highly resistant tumors and viruses, today announced an update on its clinical development plan for Annamycin.
After consultation with both US and European regulatory agencies, Moleculin has mapped out a course for development of Annamycin for the treatment of relapsed or refractory acute myeloid leukemia ("AML"). In its End of Phase 1 meeting with the US Food and Drug Administration ("FDA") the Company agreed to expand its protocol-mandated testing for cardiotoxicity throughout the remainder of its European Phase 1 trial. The expansion of testing will provide additional safety data, investigating the continued evidence of little to no cardiotoxicity, and efficacy data that both US and European regulators may consider as the Company prepares to transition to a Phase 2 clinical trial, which management believes will focus on Europe.
Moleculin has now received approval from European authorities to increase the increment for dose-escalation from 30 mg/m2 per cohort to 60 mg/m2 per cohort, as treatment to date in its clinical trials has been at what the Company considers to be subtherapeutic levels. The first patient in the European trial has now been treated at 240 mg/m2 with no evidence of cardiotoxicity or other dose limiting toxicities. Once 2 more patients are successfully treated at this level, the next cohort will be treated with 300 mg/m2. With these timing and dosing expectations, the Company believes that European dosing will increase in 2020, allowing a recommended Phase 2 Dose to be established in 2021.
"Based on what we know from prior clinical trials, we think it may require a dose level of 300 to 360 mg/m2, or possibly higher, before we begin to see a solid therapeutic window for Annamycin in AML," commented Walter Klemp, Chairman and CEO of Moleculin. "Now, with 5 clinical sites open in Poland, the European trial is in the best position to complete the safety portion of our development. That also allows us to close out the US trial, which has already reached its primary safety endpoint."

The Company intends to use what it learns from the Phase 1 clinical trials in AML to inform the starting dosage in clinical testing of Annamycin for the treatment of lung metastases, for which it hopes to file an Investigational New Drug application or its European equivalent by the end of this year.

Mr. Klemp concluded: "With the confirmation of animal model activity in lung metastases we just announced last week, we are pushing hard to prepare to seek regulatory approval to begin a Phase 1 clinical trial in sarcomas that have metastasized to the lungs, a condition for which there is a significant unmet need."

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company focused on the development of a broad portfolio of oncology drug candidates for the treatment of highly resistant tumors and viruses. The Company's clinical stage drugs are: Annamycin, a Next Generation Anthracycline, designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity, being studied for the treatment of relapsed or refractory acute myeloid leukemia, more commonly referred to as AML; WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, being studied for brain tumors, pancreatic cancer and hematologic malignancies; and WP1220, an analog to WP1066, being studied for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in preclinical development of additional drug candidates, including additional Immune/Transcription Modulators, as well as compounds capable of Metabolism/Glycosylation Inhibition, such as WP1122. Moleculin has the exclusive worldwide rights (subject to certain territories for which it has issued sublicenses) to all of the above technologies.

For more information about the Company, please visit http://www.moleculin.com.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the ability to establish a recommended Phase 2 Dose in 2021, the final dose level of such recommended Phase 2 Dose, the ability of Annamycin to show safety and efficacy in patients, and the ability of the Company to file an investigative new drug application or its European equivalent by the end of this year for the treatment of lung metastases. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin Biotech has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. "Risk Factors" in our most recently filed Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Contacts
James Salierno / Carol Ruth
The Ruth Group
646-536-7028 / 7000
jsalierno@theruthgroup.com
cruth@theruthgroup.com